Exhibit 99.1

Contact:	Jeffrey B. Murphy, CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403

RTW, Inc. Reports Eighth Consecutive Quarter of Profits

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     MINNEAPOLIS — February 11, 2004 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage both insured and self-insured workers’ compensation programs, today reported net income for the fourth quarter ended December 31, 2003, of $2.7 million or $0.52 per basic and $0.49 per diluted share. For the year-ended December 31, 2003, the Company reported net income of $7.0 million, or $1.37 per basic and $1.32 per diluted share.

     Jeffrey B. Murphy, President and CEO of RTW, said, “We are very pleased to report our eighth consecutive quarter of profitability and are delighted with our financial performance for the year-ended December 31, 2003. We began to position RTW for sustainable profitability in 2002 by improving our case and claims management capabilities and writing business at the right price. We continued that focus in 2003, and the efforts show in our results. Our 2003 performance reflects our continuing commitment to what we do best — aggressively and effectively managing claims to closure. We achieved a 1.4% rate increase on policies renewing in 2003, slowing considerably from rate increases in 2002. We expect that Minnesota, Michigan and Colorado will continue to provide us opportunities to write profitable business as we focus on business that is in our niche at rates we believe are appropriate. We expect premium rates to rise slightly in 2004 due to decreased levels of competition and a continuing unfavorably low interest rate investment environment.

     We did not meet our expectations related to our strategic initiative to extend our workers’ compensation services to self-insured employers and other alternative markets. Our growth in this area has taken longer than anticipated as a limited number of accounts came up for renewal in 2003 in the narrowly focused regions in which we operate. We expect that non-insured products will grow in 2004 as we expand to areas outside the regions in which we currently provide insured services and broaden our product offerings to respond to customers’ needs.”

     The fourth quarter results include: (i) a $2.0 million reduction in unpaid claim and claim settlement expenses resulting from favorable development of reserves related to accidents occurring in 2002 and prior years; (ii) a $1.5 million tax benefit from reinstating a portion of our deferred income tax asset; offset by (iii) a $341,000 charge for bonus expense; (iv) $217,000 recorded for severance and moving costs; and (v) $375,000 recorded to expense a contingent commission that will not be received by the Company. The full year results include: (i) a $6.7 million reduction in claim and claim settlement expenses; (ii) $685,000 in realized investment gains; and (iii) a tax benefit totaling $2.7 million from reinstating our deferred tax asset; offset by (iv) a $1.5 million charge related to reapportionment of premiums for pools in which the Company participates; (v) $941,000 in bonus expense; and (vi) severance, moving costs and the contingent commission reversal recorded in the fourth quarter discussed previously.

     Net income for the fourth quarter of 2002 was $8.1 million, or $1.57 per basic and diluted share, and $14.3 million, or $2.78 per basic and diluted share, for the year-ended December 31, 2002. Net income for the fourth quarter of 2002 included: (i) $4.0 million resulting from a reduction in unpaid claim and claim settlement expenses due to favorable development of reserves related to accidents occurring in 2001 and prior years; (ii) $851,000 resulting from a reduction in a second injury fund related to reserves; (iii) $957,000 related to commuting a reinsurance treaty; and (iv) a $3.2 million tax benefit from reinstating a portion of our deferred income tax asset and recognizing an additional federal tax recoverable related to revising our accounting for a reinsurance agreement. The year-end 2002 results include favorable adjustments to unpaid claim and claim settlement expenses, including, $3.0 million from reducing the accrual for the Minnesota Special Compensation Fund and $5.3 million resulting from a reduction in unpaid claim and claim settlement expenses due to favorable development of 2001 and prior accident year reserves. Additionally, the 2002 results reflect: (i) a $3.3 million benefit from the excess of actual income tax refunds over amounts recorded by the Company in 2001 due to Federal tax law changes relating to the period of net operating loss carry-back; (ii) an additional refund totaling $475,000 related to revising the accounting for a reinsurance agreement; and (iii) reinstating previously written down deferred tax asset amounts.

     Premiums in force at December 31, 2003, increased to $58.1 million from $54.2 million at December 31, 2002. Gross premiums earned increased 3.3 percent to $15.1 million for the fourth quarter of 2003 from $14.6 million for the same period in the prior year and decreased 12.9 percent to $54.4 million for the year-ended December 31, 2003 from $62.5 million for the same period in the prior year. After reflecting premiums ceded under reinsurance treaties, premiums earned decreased by 8.5 percent to $12.6 million for the quarter ended December 31, 2003 from $13.8 million reported in the fourth quarter of 2002 and decreased 23.2 percent to $46.3 million for the year-ended December 31, 2003 from $60.3 million for the same period in 2002. Premiums ceded under excess of loss treaties increased significantly in 2003 due to rate increases for excess of loss reinsurance coverage in the Company’s non-Minnesota regions while Minnesota excess cost increased only slightly. Also, the Company lowered its retention in all regions in 2003 by purchasing increased excess of loss coverage in order to further reduce volatility in results.

     Mr. Murphy commented, “We increased premiums in force significantly in the second half of 2003 as we continued to experience reduced competition in our market niche. We expect continued growth in 2004 focusing on profitable business that is in our niche, with premiums in force increasing primarily in Minnesota and Michigan.”

     For the fourth quarter of 2003, total revenue was $13.7 million, compared to $14.8 million last year and was $51.6 million for the year-ended December 31, 2003 compared to $67.1 million for the same period in 2002. Included in total revenue for the fourth quarter is investment income of $998,000, compared to $1.1 million for the same period last year and $4.5 million for the year-ended December 31, 2003 compared to $5.1 million for the same period in 2002. Additionally, in 2003, the Company recorded net realized investment gains totaling $685,000 compared to $1.7 million recorded in 2002.

     RTW, Inc., based in Minneapolis, Minnesota, manages workers’ compensation programs for insured and self-insured employers using its proprietary management systems, the RTW SOLUTION® and ID15®. RTW’s workers’ compensation management system is designed to lower employers’ costs and return injured employees to work as soon as possible. RTW offers its insured products primarily to employers in Minnesota, Colorado and Michigan and will provide non-insured services outside those states as well. Clients span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by our officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (i) our ability to retain renewing policies and write new business with a B (Fair) rating from A.M. Best; (ii) our ability to extend our workers’ compensation services to self-insured employers and other alternative markets; (iii) our ability to continue to increase pricing on insured products in the markets in which we remain; (iv) the ability of our reinsurers to honor their obligations; (v) our ability to accurately predict claim development; (vi) our ability to manage both our existing claims and new claims in an effective manner; (vii) our experience with claims frequency and severity; (viii) competition and the regulatory environment in which we operate; (ix) general economic and business conditions; (x) our ability to obtain and retain reinsurance at a reasonable cost; (xi) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xii) interest rate changes; and (xiii) other factors as noted in our other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.

     Included in this press release are our Consolidated Statements of Income and Condensed Consolidated Balance Sheets.

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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Audited, in 000’s, except share and per share data)

	For the three months ended Dec. 31,		For the year-ended Dec. 31,

	2003	2002	2003	2002

REVENUES:
Gross premiums earned	$15,115	$14,628	$54,431	$62,506
Premiums ceded to excess of loss treaties	(2,471)	(816)	(8,141)	(2,242)

Premiums earned	12,644	13,812	46,290	60,264
Investment income	998	1,086	4,474	5,139
Net realized investment gains (losses)	—	(72)	685	1,721
Other income	30	22	109	22

Total revenues	13,672	14,848	51,558	67,146
EXPENSES:
Claim and claim settlement expenses	6,937	7,267	27,256	40,533
Policy acquisition costs	1,594	696	6,878	6,304
General and administrative expenses	3,305	1,955	10,789	9,984

Total expenses	11,836	9,918	44,923	56,821

Income from operations	1,836	4,930	6,635	10,325
Interest expense	—	26	48	163

Income before income taxes	1,836	4,904	6,587	10,162
Income tax benefit	(827)	(3,155)	(412)	(4,157)

Net income	$2,663	$8,059	$6,999	$14,319

Net income per share:
Basic	$0.52	$1.57	$1.37	$2.78

Diluted	$0.49	$1.57	$1.32	$2.78

Weighted average shares outstanding:
Basic	5,122,000	5,129,000	5,114,000	5,146,000

Diluted	5,446,000	5,129,000	5,296,000	5,154,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Audited, in 000’s)

	December 31,

	2003	2002

ASSETS
Available-for-sale investments, at market value	$79,171	$81,410
Cash and cash equivalents	39,650	36,288
Premiums receivable	3,482	3,537
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	71,466	91,822
On paid claim and claim settlement expenses	854	2,109
Other assets	7,545	8,668

Total assets	$202,168	$223,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$150,044	$181,262
Unearned premiums	9,180	7,130
Accrued expenses and other liabilities	7,357	4,382
Notes payable	—	1,250

Total liabilities	166,581	194,024
Shareholders’ equity	35,587	29,810

Total liabilities and shareholders’ equity	$202,168	$223,834